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                                                                    Exhibit 10.3

[Inprise Letterhead]

May 30, 2000

Mr. Frederick A. Ball
[ADDRESS INTENTIONALLY OMITTED]

Dear Fred,

         On behalf of Inprise Corporation, I am very pleased to report that as a result of your extraordinary efforts, the Board has approved an increase to your base salary and annual bonus opportunity. In addition, the Board has approved a special bonus payment to be made to you. The details of these increases and the special bonus are described below.

- BASE SALARY. Effective as of May 22, 2000, your base salary will increase from $300,000 to $350,000 per year ($13,461.54 bi-weekly), payable at the same frequency as payroll is distributed to other Inprise employees.

- BONUS. Commencing with Inprise's current fiscal year, you shall be eligible to receive an annual bonus of up to seventy percent 70(%) of your base salary. Fifty percent 50(%) of the bonus opportunity will be based upon your achievement of personal management goals to be established jointly by you and the Chief Executive Officer, and the remaining fifty percent 50(%) of the bonus opportunity will be based upon your achievement of corporate goals established by the Organization and Compensation Committee for all senior officers of Inprise.

- SPECIAL RECOGNITION BONUS. The Board has approved payment to you of a special bonus in the amount of $250,000 to reflect your extraordinary performance over the past eight months. This sum will be paid to you within 10 days following the date of this letter and will be payable in full satisfaction of your bonus entitlement under the Management by Objective Bonus as described in your offer letter of employment, dated September 16, 1999 (the "Offer Letter").

                  Other than as expressly modified above, all of the other terms and conditions of your employment with Inprise, including those set forth in the Offer Letter, will remain unchanged.

                  We look forward to continuing our excellent working relationship with you. Please review, sign and return copy of this letter to me.


         Sincerely,

         INPRISE CORPORATION

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         /s/ Dale Fuller
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         Dale Fuller
         Interim President & Chief Executive Officer

         AGREED AND ACCEPTED

        /s/ Frederick A. Ball
        ---------------------------------
        Frederick A. Ball

        Dated this 30th day of May, 2000